Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
     This Executive Employment Agreement (this “Agreement”) is made by and between Nabors Industries Ltd. (together with its successors and assigns permitted under this Agreement, “Nabors Bermuda”), Nabors Industries, Inc. (together with its successors and assigns permitted under this Agreement, “Nabors Delaware”) (Nabors Bermuda and Nabors Delaware collectively referred to herein as “the Company”), and Eugene M. Isenberg (the “Executive”), effective as of April 1, 2009 (the “Effective Date”). Whenever there is a reference to an obligation of “Company” in this Agreement, that reference is to an obligation of Nabors Bermuda and Nabors Delaware jointly and severally.
W I T N E S S E T H
     WHEREAS, Nabors Delaware and the Executive entered into that certain Employment Agreement effective as of October 1, 1996 (as amended on June 24, 2002, July 17, 2002, December 29, 2005, March 10, 2006 and December 31, 2008, collectively the “Amended Employment Agreement”); and Nabors Bermuda became a party to the Employment Agreement pursuant to the amendment dated June 24, 2002; and
     WHEREAS, the Amended Employment Agreement is set to expire on September 30, 2010; and
     WHEREAS, the Executive is willing to accept a reduction or elimination of certain benefits to which he is or may become entitled under the Amended Employment Agreement in exchange for certain other consideration, including an extended term of employment;
     WHEREAS, the Company and the Executive desire to amend and restate in its entirety the Amended Employment Agreement to extend the term of employment so as to make available to the Company the Executive’s unique and special skills, and to reward the Executive for his leadership of the Company as demonstrated by the growth and success of the Company; and
     WHEREAS, Nabors Bermuda and Nabors Delaware desire to allocate between themselves the various obligations to provide compensation to the Executive as provided in this Agreement and the Executive is willing to accept such allocation.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, Nabors Bermuda, Nabors Delaware and the Executive (individually a “Party” and together the “Parties”) agree that the provisions of the Amended Employment Agreement are no longer in force and the following provisions supersede in all respects the Amended Employment Agreement, as of the Effective Date:
ARTICLE I
DEFINITIONS
     Section 1.1 “Affiliate” of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with, the person or other entity specified. Fifty percent of the equity ownership shall conclusively establish control for purposes of this definition.
     Section 1.2 “Agreement Expiration Notice” shall mean the notice specified in Section 2.1 below.
     Section 1.3 “Amended Employment Agreement” shall mean the Agreement defined in the first recital to this Agreement.
     Section 1.4 “Annual Bonus” shall mean the amount calculated as set forth in Section 3.1(b)(i).
     Section 1.5 “Average Stockholder’s Equity” for any fiscal year shall be defined as the average of the stockholders’ equity on a consolidated basis of Nabors Bermuda and its Affiliates (including all Affiliates of any successor-in-interest to Nabors Bermuda in the event of a merger or consolidation of Nabors Bermuda with another entity or a Change in Control) for each of the thirteen (13) month ends, commencing with the month ending on December 31 of the fiscal year prior to the fiscal year in question and ending with the month ending on December 31 of the fiscal year in question, as determined in accordance with then applicable generally accepted accounting principles.
     Section 1.6 “Base Salary” shall mean the salary provided for in Section 3.1(a) below or any increased salary granted to the Executive pursuant to Section 3.1(a).
     Section 1.7 “Business” shall mean (i) the operation and marketing of land drilling rigs, land workover and well-servicing rigs, and offshore platform workover and drilling rigs; the provision of a wide range of ancillary well-site services including engineering, construction, logistics, maintenance, well logging, directional drilling, rig instrumentation, data collection and other support services; and (ii) any other line of business if, at the time the Executive’s employment with the Company is terminated, such other line of business for each of the previous three fiscal years constituted at least twenty (20) percent of the Company’s operating income; provided, however, that in no event shall the Business include the E&P, midstream, or manufacturing business; and provided, further, that no third-party entity shall be considered engaged in a Business unless at least twenty (20) percent of its operating income during its preceding last fiscal year was derived from such Business (it being understood that in no event can Executive exercise control over the day to day management of such Business on behalf of any third party).
     Section 1.8 “Cash Flow” shall mean income or loss of Nabors Bermuda and its Affiliates (including all Affiliates of any successor-in-interest to Nabors Bermuda in the event of a merger or consolidation of Nabors Bermuda with another entity or a Change in Control) on a consolidated basis determined in accordance with then applicable U.S. generally accepted accounting principles before income taxes, plus each of depreciation, any non-cash amortization, deferred interest and any asset write-downs, and shall be adjusted for any non-cash charges or credits which have been used in the calculation of net income, provided, however, that an appropriate adjustment shall be made upon any subsequent transaction or other realization event, including but not limited to the sale of any depreciated or impaired asset, such that amounts added back in the calculation of Cash Flow are not counted more than once in any calculation of Cash Flow regardless of the accounting period. Equitable adjustments shall be made to reflect properly the timing of transactions that take place at or near the end of any fiscal year to assure that the cash flow resulting therefrom is properly reflected in that appropriate fiscal year. For the sake of clarification, depletion shall not be added back to income or loss in the calculation of Cash Flow for purposes of this Agreement and the definition set forth in this subsection. By way of further clarification, goodwill impairments shall be treated as asset write-downs.
     Section 1.9 “Cause” shall mean the Executive is convicted of a felony involving moral turpitude, which conviction has become final and non-appealable.
     Section 1.10 A “Change in Control” shall mean the occurrence of any one of the following events:
     (a) any “person,” as such term is used in Sections 3(a)(9), 13(d) and 14d(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under the Exchange Act, of twenty-five percent (25%) or more of the Voting Stock of Nabors Bermuda;
     (b) the Nabors Bermuda Board or the shareholders of Nabors Bermuda adopt any plan or proposal which would result directly or indirectly in the liquidation, transfer, sale or other disposal of all or substantially all of the assets of Nabors Bermuda;
     (c) all or substantially all of the assets or business of Nabors Bermuda are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of Nabors Bermuda immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of Nabors Bermuda, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of Nabors Bermuda);
     (d) Nabors Bermuda or a direct or indirect subsidiary of Nabors Bermuda combines with another company (regardless of which entity is the surviving one) or Nabors Bermuda or a direct or indirect subsidiary of Nabors Bermuda acquires stock or assets in a corporate transaction, but, in any of the preceding circumstances, immediately after the transaction, the shareholders of Nabors Bermuda immediately prior to the combination hold, directly or indirectly, sixty-six and two-thirds percent (66-2/3%) or less of the Voting Stock of the resulting company;
     (e) a recapitalization of Nabors Bermuda occurs which results in either a decrease by thirty-three percent (33%) or more in the aggregate percentage ownership of Voting Securities held by Independent Shareholders (on a primary basis or on a fully diluted basis after giving effect to the exercise of stock options and warrants) or an increase in the aggregate percentage ownership of Voting Securities held by non-Independent Shareholders (on a primary basis or on a fully diluted basis after giving effect to the exercise of stock options and warrants) to greater than fifty percent (50%). For purposes of this subsection, the term “Independent Shareholder” shall mean any shareholder of Nabors Bermuda except any executive officers or directors(s) of Nabors Bermuda or any employee benefit plan(s) sponsored or maintained by Nabors Bermuda or any subsidiary thereof;
     (f) a change in the composition of the Nabors Bermuda Board such that the “Continuing Directors” cease for any reason to constitute at least a seventy percent (70%) majority of the Nabors Bermuda Board. The “Continuing Directors” shall mean those members of the Nabors Bermuda Board who either: (x) were directors at the Effective Date of this Agreement; or (y) were elected by, or on the nomination or recommendation of, at least a three-quarters (3/4) majority (consisting of at least four directors) of the Nabors Bermuda Board who were or become Continuing Directors; or
     (g) an event that would be required to be reported in response to Item 5.01 of Form 8-K, Current Report pursuant to Section 13 or 15(d) of the Exchange Act whether or not (x) such event is so reported on such Form or (y) the Company is then subject to such reporting requirement.
     Section 1.11 “Code” or “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, final regulations thereunder and any subsequent Internal Revenue Code.
     Section 1.12 “Company Relationships” shall mean the relationships specified in Section 6.1 below.
     Section 1.13 “Compensation Committee” shall mean the Compensation Committee of the Nabors Bermuda Board.
     Section 1.14 “Confidential Information” shall mean the information specified in Section 6.1 below.
     Section 1.15 “Constructive Termination Without Cause” shall mean termination of the Executive’s employment at his election as provided in Section 4.1(d) following the occurrence, without the Executive’s written consent, of one or more of the following events:
     (a) a reduction in the Executive’s then current Base Salary, the termination or material reduction of any executive benefit or perquisite enjoyed by him unless a plan or program providing substantially similar benefits or perquisites is substituted, or any other violation of the covenants in Section 3.1(b)(iv);
     (b) the failure to elect or reelect the Executive to any of the positions described in Section 2.2 below or the removal of him from any such position, other than upon the voluntary request of the Executive;
     (c) a material diminution in the Executive’s duties or the assignment to the Executive of duties which are materially inconsistent with his duties or which materially impair the Executive’s ability to function as the Chairman and Chief Executive Officer of Nabors Bermuda and Nabors Delaware;
     (d) the failure to continue the Executive’s participation in any incentive compensation plan unless a plan providing a substantially similar compensation is substituted;
     (e) the relocation of the Company’s principal office to a location more than fifty (50) miles from Houston, Texas, or the relocation of the Executive’s own office location to a location other than as determined by the Executive;
     (f) the failure of Nabors Bermuda and Nabors Delaware to obtain the assumption in writing of their obligation to perform this Agreement by any successor (or, the ultimate parent of any successor where applicable) to all or substantially all of the assets of Nabors Bermuda within fifteen (15) days after a merger, consolidation, sale or similar transaction;
     (g) any act or failure to act by the Nabors Bermuda Board or the Nabors Delaware Board, other than upon the Executive’s voluntary request, which would cause the Executive (x) not to be reelected or to be removed from the position of Chief Executive Officer of either Nabors Bermuda or Nabors Delaware or the position of Chairman of the Board of Directors of either Nabors Bermuda or Nabors Delaware or (y) not to be elected or reelected as a director by the shareholders of Nabors Bermuda at any meeting held for that purpose or by written ballot of shareholders of Nabors Bermuda;
     (h) the failure of Nabors Bermuda and/or Nabors Delaware (or by any successor-in-interest) to perform, or the breach by Nabors Bermuda and/or Nabors Delaware (or by any successor-in-interest) of, any of their material obligations under this Agreement; or
     (i) upon the written election of the Executive within one year after the date an event constituting a Change in Control shall have occurred.
Notwithstanding the foregoing, the Executive cannot terminate his employment hereunder for Constructive Termination Without Cause unless he (i) first notifies the Nabors Bermuda Board or Compensation Committee in writing of the event (or events) which the Executive believes constitutes a basis for Constructive Termination Without Cause under subparagraphs (a), (c), (d), (e), (f), (g), (h) or (i) above within ninety (90) days from the date of such event, and (ii) provides the Company with at least thirty (30) days to cure, correct or mitigate the event so that it either (1) does not constitute a basis for a Constructive Termination Without Cause hereunder or (2) the Executive agrees, in writing, that after any such modification or accommodation made by the Company that such event shall not constitute a basis for Constructive Termination Without Cause hereunder. Termination by Nabors Bermuda and/or Nabors Delaware due to the Executive’s death or disability, or for “Cause,” pursuant to Sections 4.1(a), 4.1(b) and 4.1(c), respectively, shall not constitute a basis for a Constructive Termination Without Cause as defined herein. Additionally, delivery of the Agreement Expiration Notice by the Company to the Executive pursuant to Section 2.1 or changes in the Executive’s duties or positions during the Final Extension (as defined in Section 2.1), provided that the Executive is maintained in the position of Chairman during such time, shall not constitute a basis for Constructive Termination Without Cause as defined herein.
     Section 1.16 “Disability” shall mean the Executive’s physical or mental inability to perform substantially his duties and responsibilities under this Agreement (“Inability”) for a period of one hundred eighty (180) consecutive days as determined by an approved medical doctor. For this purpose an approved medical doctor shall mean a medical doctor selected by the Compensation Committee and the Executive. If the Compensation Committee and the Executive cannot agree on a medical doctor, they shall each select a medical doctor and the two doctors shall select another medical doctor who shall be the sole medical doctor for this purpose. If the Executive notifies the Company in good faith that a period of Inability has begun during the last 180 days of the Term of Employment, and such Inability continues for a period of 180 consecutive days, the Executive shall nevertheless be entitled to receive the payment and benefits set forth in Section 5.2(a) pursuant to the terms and conditions of that Section notwithstanding that the 180-day Inability period ends on or after the end of the Term of Employment.
     Section 1.17 “Expiration Date” shall mean the dated specified in Section 2.1 below.
     Section 1.18 “Nabors Bermuda” shall mean Nabors Industries Ltd.
     Section 1.19 “Nabors Bermuda Board” shall mean the Board of Directors of Nabors Bermuda.
     Section 1.20 “Nabors Delaware” shall mean Nabors Industries, Inc.
     Section 1.21 “Nabors Delaware Board” shall mean the Board of Directors of Nabors Delaware.
     Section 1.22 “Non-Competition Period” shall mean the period specified in Section 6.2(a) below.
     Section 1.23 “Stock” shall mean the Common Stock of Nabors Bermuda.
     Section 1.24 “Subsidiary” of Nabors Bermuda or Nabors Delaware, as applicable, shall mean any corporation or other entity of which Nabors Bermuda or Nabors Delaware owns, directly or indirectly, fifty percent (50%) or more of the equity interest.
     Section 1.25 “Term of Employment” shall mean the period specified in Section 2.1 below.
     Section 1.26 “Voting Stock” shall mean capital stock of any class or classes, or partnership or other ownership interests, having the power to vote under ordinary circumstances, in the absence of contingencies, in the election of directors.

ARTICLE II
EMPLOYMENT AND DUTIES
     Section 2.1 Term of Employment. The Company hereby employs the Executive, and the Executive hereby accepts such employment, for the period commencing April 1, 2009, and ending at the close of business on March 30, 2013 (such date, as may be extended from time to time pursuant to the terms hereof, the “Expiration Date”), provided that on each April 1 on which the Executive is employed on or after April 1, 2011 (April 1, 2011 and each anniversary thereof during the term of this Agreement, an “Extension Date”), the Expiration Date shall be extended automatically by one (1) additional year. Notwithstanding the foregoing, the Company or the Executive may fix the Expiration Date by providing written notice, no later than 90 days prior to the next upcoming Extension Date, to the other Party hereto that it is terminating the automatic extension described in the preceding sentence (“Agreement Expiration Notice”). In the event the Company provides an Agreement Expiration Notice to the Executive, the next upcoming automatic one-year extension will still occur on the Extension Date, but such extension will be the last extension of the Term of Employment hereunder, and the Agreement shall expire at the end of such extension. Further, during the one-year period of such extension (the “Final Extension”), the Company shall not be obligated to maintain the Executive in the position of Chief Executive Officer as provided in Section 2.2, but shall be obligated to maintain the Executive only as Chairman. The term specified in the first sentence of this Section 2.1 is subject to earlier termination in accordance with Article IV of this Agreement.
     Section 2.2 Duties of Employment. During the Term of Employment, the Executive shall be employed as the Chairman of each of the Nabors Bermuda Board and the Nabors Delaware Board and Chief Executive Officer of each of Nabors Bermuda and Nabors Delaware, and shall be responsible for the general management of the affairs of the Company. The Executive shall also be a member of the Executive Committee of the Nabors Bermuda Board to the extent such Executive Committee exists. The Executive, in carrying out his duties under this Agreement, shall report to the Nabors Bermuda Board. The Executive agrees to serve in the foregoing positions and to perform diligently and to the best of his abilities the duties and services consistent with his positions as are determined and directed by the Nabors Bermuda Board and Nabors Delaware Board or their designees, or as are necessary, in the reasonable judgment of the Executive, to carry out his duties specified herein.
     Section 2.3 Conflict of Interest. The Executive agrees, during the period of his employment by the Company, to devote his reasonable attention and time to the business and affairs of the Company and its affiliates to discharge the responsibilities under this Agreement, and not to knowingly become involved in a material conflict of interest with the Company or its affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, the Executive agrees that the Executive shall disclose to the Nabors Bermuda Board and Nabors Delaware Board any facts which might involve such a material conflict of interest that has not been approved in writing by the Nabors Bermuda Board and Nabors Delaware Board. The foregoing notwithstanding, the Parties recognize and agree that the Executive may (i) serve on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, (ii) engage in charitable activities and community affairs, and (iii) manage his personal investments and affairs, to the extent that such activities do not conflict with the business and affairs of the Company or interfere with the Executive’s performance of his duties and obligations hereunder.
     Section 2.4 Executive’s Other Obligations. The Executive represents to the Company that he does not have any obligations to or agreements with other persons or entities (regardless of whether the Executive believes such obligations or agreements to be enforceable or valid) which may prevent him from performing his duties as stated in this Agreement.
     Section 2.5 Location. The Company acknowledges that, from the commencement of his employment, the Executive has maintained his principal residence in Palm Beach, Florida, and maintains residences elsewhere. The Executive, as a condition to his employment, is entitled to perform his responsibilities and duties hereunder from offices in or near his places of residence.
ARTICLE III
COMPENSATION AND BENEFITS
     Section 3.1 Compensation. Commencing on the Effective Date, and continuing during the Term of Employment, Nabors Bermuda and/or Nabors Delaware, as provided below, shall provide compensation to the Executive in the following forms:
     (a) Base Salary. Nabors Bermuda and Nabors Delaware shall pay the Executive an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of One Million, Three Hundred Thousand and 00/100 Dollars ($1,300,000), less applicable withholdings and authorized deductions. The Base Salary shall be reviewed no less frequently than annually for increase in the discretion of the Nabors Bermuda Board and the Compensation Committee. The Executive shall donate the entire after-tax proceeds of his Base Salary to a foundation or other fund to provide assistance based on need or merit to employees of the Company or their children or other worthy candidates to pursue higher education.
     (b) Annual Incentive Awards. The Executive shall participate in annual incentive award programs as follows:
     (i) Annual Bonus.
     (A) Nabors Bermuda and Nabors Delaware shall pay to the Executive an Annual Bonus in cash each fiscal year equal to the following: two and one-quarter percent (2.25%) of the quantity which is the excess of the Cash Flow in that fiscal year over fifteen percent (15%) of the Average Stockholder’s Equity in that fiscal year. The Executive may elect to receive up to one-half of the Annual Bonus as an equity award pursuant to and subject to the terms of any applicable stock plan of the Company, provided that such election shall be made on a timely basis under the requirements of Sections 409A and 451 of the Code and any other applicable laws and any administrative requirements for such election that may be established from time to time by the Compensation Committee. Executive undertakes, absent financial hardship or exigencies, to maintain equity ownership in the form of stock (restricted or unrestricted) and stock options (vested or unvested) with a minimum “acquisition value” of Six Million Five Hundred Thousand Dollars ($6,500,000). In the case of stock, “acquisition value” for this purpose shall mean the market closing price on the date of grant or purchase. In the case of stock options, “acquisition value” shall mean the Black Scholes value of the stock options on the grant date for financial purposes. In the event the aforesaid minimum is not met, fifty percent (50%) of subsequent Annual Bonuses shall be paid in the form of equity until the minimum is met, subject to the terms of any applicable stock plan of the Company.
     (B) Nabors Bermuda and Nabors Delaware shall pay the monetary portion of the Annual Bonus and issue any equity award, which shall be issued under any equity compensation plan previously approved by the Company’s stockholders, not later than two and one-half (2-1/2) months after the end of the respective fiscal year.
Notwithstanding anything to the contrary in this Section 3.1(b)(i), the portion of the Annual Bonus payable with respect to the first quarter of 2009 shall be calculated in accordance with the Amended Employment Agreement, and the portion of the Annual Bonus payable with respect to the last three quarters of 2009 shall be calculated in accordance with this Agreement.
     (ii) Deferred Bonus. In consideration of the concessions made by the Executive by foregoing certain benefits to which he was or may have become entitled under the Amended Employment Agreement, the Executive shall be entitled to participate in the Nabors Industries, Inc. Executive Deferred Compensation Plan (the “EDCP”) in accordance with the following terms:
     (A) Commencing on June 30, 2009, and at the end of each calendar quarter that the Executive is still employed by Nabors Delaware thereafter, Nabors Delaware will credit Six Hundred Thousand Dollars ($600,000.00) to a deferred compensation account established by Nabors Delaware for the Executive’s benefit under the EDCP (the “Account”). The Executive shall be entitled to elect either to make deemed investments of the amounts in the Account using the same or similar investment vehicles available under the Nabors Industries, Inc. Deferred Compensation Plan or in a deemed investment fund that, during the five year period beginning on June 30, 2009 (the “Initial EDCP Term”) provides an annual interest rate on such amounts equal to six percent (6%) and after the Initial EDCP Term provides an annual interest rate on such amounts as established by the Compensation Committee from time to time.

     (B) Within ten (10) days after the Expiration Date, or the earlier termination of the Executive’s employment with the Company pursuant to Sections 4.1(a), (b), (d) or (e), but subject to Section 8.2(b), Nabors Delaware shall pay the Executive the amounts credited to the Account, as adjusted for deemed investment earnings and/or losses attributable thereto, as of the date of such termination. In the event that the Executive’s employment is terminated for any other reason, the Executive shall forfeit his entire interest in the deferred compensation amounts and the Account to Nabors Delaware without compensation therefor.
     (C) Distributions to the Executive of the balance of his Account pursuant to Section 3.1(b)(ii)(B) shall be made as one lump sum payment. The Executive shall be solely responsible for all income taxes related to distributions to him from the Account.
     (D) The provisions of this Section 3.1(b)(ii) shall be subject to the provisions of the EDCP, which shall control in the event of any conflict with the provisions of this Agreement; provided, however, that the vesting, forfeiture and time of payment provisions of Section 3.1(b)(ii)(B) shall control over any vesting, forfeiture and time of payment provisions of the EDCP.
     (iii) Equity Awards. The Company may make additional equity awards pursuant to any plan previously approved by the Company’s shareholders from time to time as the Nabors Bermuda Board or Compensation Committee deems appropriate.
     (iv) General. The Executive shall be eligible to participate in other annual or incentive programs of the Company on the same basis as other senior-level executives of the Company, as the Nabors Bermuda Board or Compensation Committee deems appropriate. In all events, the compensation and benefits received by the Executive pursuant to this Article III shall be in the aggregate no less favorable than the compensation and benefits paid to any other employee of the Company.
     (v) Special Bonus. Nabors Bermuda and Nabors Delaware may from time to time provide a special non-recurring cash or stock-based bonus to the Executive for certain extraordinary specific developments that materially enhance the value of the Company.
     (vi) Confirmation of Outstanding Awards. Nabors Bermuda and Nabors Delaware acknowledge that the Executive has previously been awarded stock options and restricted stock, some of which are fully vested and some of which are not, and Nabors Bermuda and Nabors Delaware hereby reaffirm their contractual commitments in the agreements governing such equity awards, which shall continue to apply and be construed so as not to change or modify any rights of the Executive set forth therein.
     (vii) Acceleration of Vesting in the Event of a Change in Control. The Executive’s unvested stock options, unvested restricted stock and any other equity compensation awards shall become vested in connection with a Change in Control of Nabors Bermuda. Notwithstanding the foregoing, vesting of equity awards shall be accelerated only as permitted by the terms and conditions of the underlying stock incentive plan pursuant to which they were granted.
     Section 3.2 Benefits. During the Term of Employment, the Executive shall be afforded the following benefits as incidences of his employment:
     (a) Executive Benefit Programs. The Executive and, to the extent applicable, the Executive’s family, dependents and beneficiaries, shall be allowed to participate, subject to applicable eligibility requirements, in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to executive employees of the Company. Such benefits, plans and programs may include, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability plans, life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other executive welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded. Executive shall be entitled to participate on a basis no less favorable than any other executive of the Company. The Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program as it applies to the Executive, so long as such changes are similarly applicable to all executive employees of the Company.
     (b) Life Insurance Benefits. Nabors Delaware and the Executive have heretofore entered into those certain Split-Dollar Life Insurance Agreements dated August 8, 1995 (the “Split-Dollar Agreements”) pursuant to which Nabors Delaware purchased the insurance policies listed on Schedule 3.2(b) (the “Policies”) as compensation solely for the services performed by the Executive as an employee of Nabors Delaware. Nabors Bermuda is not a party to the Split-Dollar Agreements, and no provision of this Agreement shall be interpreted to provide otherwise. To the extent required under the Split-Dollar Agreements, Nabors Delaware shall make contributions to the Policies in the amounts necessary to maintain the face value of the insurance coverage as stated in each of the Policies. In the event Nabors Delaware is not permitted by law to make such contributions to the Policies, Nabors Delaware shall pay to the Executive for each calendar year a bonus, in addition to the Annual Bonus paid to the Executive under Section 3.1(b), in an amount equal to the amount required to permit the Executive to loan sufficient funds to the insurance trusts which own the Policies to maintain the face value of the insurance coverage as stated in each of the Policies, provided that the Executive is employed by Nabors Delaware during the calendar year in which such contribution is owed under the terms of the Policies. Such bonus shall be paid as a cash lump sum payment no later than two and one-half (2-1/2) months after the end of the calendar year to which it relates. Such bonus shall be paid as compensation solely for the services performed by the Executive as an employee of Nabors Delaware. Provided that Nabors Delaware makes the payments required under this Section 3.2(b), the Executive waives and releases any claim for breach of the Split-Dollar Agreements arising out of the Company’s failure to make premium payments under the Split-Dollar Agreements.
     (c) Business and Entertainment Expenses. Subject to the Company’s standard policies and procedures with respect to expense reimbursement as applied to its executive employees, the Executive is authorized to incur reasonable expenses as determined in his judgment in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all such business expenses incurred in connection with carrying out the business of the Company. All expenses reimbursed shall be subject to documentation and review in accordance with the Company’s policy; the Company shall have one (1) year from the close of the fiscal year in which the expenses were reimbursed to review such expenses and, thereafter, expenses reimbursed will be presumed conclusively to be reimbursable.
     (d) Other Expenses; Perquisites.
     (i) The Executive shall be entitled to participate in the Company’s executive fringe benefits, if any, in accordance with the terms and conditions of such arrangements as are made available from time to time for the Company’s executives on a basis no less favorable than any other executive. In particular, the Executive shall continue to be entitled to receive, at his discretion, the executive fringe benefits he was entitled to receive as of March 31, 2009.
     (ii) The Executive shall be entitled to establish a Company paid office for his use at or near his principal residence, and/or at any other residence maintained by him. The Executive shall be entitled to employ at the Company’s expense for each such office an administrative assistant at appropriate compensation levels as considered necessary by him.
     (e) Vacation. The Executive shall be entitled to six (6) weeks paid vacation per year. Vacation shall be taken each fiscal year and, if not taken within six (6) months after the end of the fiscal year, shall not be carried forward thereafter without approval of the Nabors Bermuda Board.
     (f) Life Insurance for Company’s Benefit. Each of Nabors Bermuda and/or Nabors Delaware may apply for and procure as owner and for its own benefit, insurance on the life of the Executive, in such amount and in such forms as Nabors Bermuda or Nabors Delaware may choose. The Executive shall have no interest whatsoever in any such policy or policies, but, at the request of Nabors Bermuda and/or Nabors Delaware, shall submit to medical examinations and supply such information and execute such documents as may reasonably be required by the insurance company or companies to which Nabors Bermuda and/or Nabors Delaware has applied for insurance.
ARTICLE IV
TERM AND TERMINATION OF EMPLOYMENT
     Section 4.1 Termination of Employment Prior to Expiration Date. Notwithstanding the provisions of Section 2.1 of this Agreement, this Agreement and the Executive’s employment hereunder may be terminated prior to the Expiration Date in the following events:
     (a) upon the Executive’s death;
     (b) upon the Executive’s Disability, as defined in Article 1 of this Agreement;
     (c) by the Company for Cause, as defined in Article 1 of this Agreement;
     (d) by the Executive for Constructive Termination Without Cause, as defined in Article 1 of this Agreement;
     (e) by the Company for any reason not specified in Sections 4.1(a), 4.1(b) or 4.1(c) above; and
     (f) by the Executive, upon written voluntary resignation by a notarized instrument signed personally by the Executive to be delivered to the Chairman of the Compensation Committee of Nabors Bermuda, provided that thirty (30) days’ advance written notice is given.
     Section 4.2 Post-Termination Obligations. In the event of such termination, the provisions of Articles V through VIII hereof shall continue to apply in accordance with their terms.
ARTICLE V
EFFECT OF TERMINATION ON COMPENSATION
     Section 5.1 Termination of Agreement upon the Executive’s Death During Term of Employment. In the event that the Executive’s employment is terminated on the basis of the Executive’s death, subject to the provisions of Section 8.2, Nabors Delaware shall pay or provide, as applicable, to the Executive’s estate or his designated beneficiaries, as the case may be, within thirty (30) days of his death (or such earlier date provided below), the following:
     (a) The fixed sum of One Hundred Million Dollars ($100,000,000.00), representing a negotiated amount taking into account the Executive’s entitlements under the Amended Employment Agreement, the Executive’s concessions under this Agreement, and the anticipated term of this Agreement; and

     (b) All restricted stock outstanding, whether or not vested, shall become immediately and fully vested and transferable to the fullest extent possible at the time of termination, subject to any limitations set forth in the applicable plan(s) governing the award of such restricted stock; and
     (c) All outstanding stock options of any kind whatsoever shall become immediately and fully vested and transferable to the fullest extent possible at the time of termination without regard to any contingencies or conditions specified therein, for the remainder of the original term of the option (or, if earlier, until 10 years from the date of grant), subject to any limitations set forth in the applicable plan(s) governing the award of such stock options; and
     (d) Any amounts previously earned, accrued or owing to the Executive under this Agreement but not yet paid, including a prorated portion of the Annual Bonus up to the date of termination, any earned but unpaid Base Salary, any outstanding expense reimbursements and any other compensation owed solely based upon the terms of this Agreement (but, for sake of clarity, not including any amounts owed pursuant to the terms of any employee benefit plan, program or agreement of Nabors Delaware, the payment of which shall be subject to the specific terms thereof); and
     (e) Continued participation for the Executive’s spouse to the extent she was covered at his date of death in medical, dental and life insurance coverage until the Executive’s spouse receives equivalent coverage and benefits under the plans and programs of a subsequent employer of the Executive’s spouse or the subsequent spouse of the Executive’s spouse (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis) or death of the Executive’s spouse; and
     (f) Continued receipt of benefits pursuant to Section 3.2(d), as well as other or additional benefits in accordance with applicable plans or programs of Nabors Delaware in effect at the time of termination, through the later of March 31, 2014 or a period of three (3) years after the date of termination.
For the purpose of avoiding confusion, payments under this Section 5.1 shall only be made in the event of the Executive’s death during the Term of Employment.
     Section 5.2 Termination of Agreement upon the Executive’s Disability During Term of Employment; by the Executive for Constructive Termination Without Cause; or by the Company Without Cause. In the event that the Executive’s employment is terminated on the basis of the events described in Section 4.1(b), Section 4.1(d) or Section 4.1(e), subject to the provisions of Section 8.2, Nabors Delaware shall pay or provide, as applicable, to the Executive (or his estate or his designated beneficiaries, as the case may be), within thirty (30) days after the occurrence of such event (or such earlier date provided below), the following:
     (a) The fixed sum of One Hundred Million Dollars ($100,000,000.00), representing a negotiated amount taking into account the Executive’s entitlements under the Amended Employment Agreement, the Executive’s concessions under this Agreement, and the anticipated term of this Agreement; and
     (b) All restricted stock outstanding, whether or not vested, shall become immediately and fully vested and transferable to the fullest extent possible at the time of termination, subject to any limitations set forth in the applicable plan(s) governing the award of such restricted stock; and
     (c) All outstanding stock options of any kind whatsoever shall become immediately and fully vested and transferable to the fullest extent possible at the time of termination without regard to any contingencies or conditions specified therein, for the remainder of the original term of the option (or, if earlier, until 10 years from the date of grant), subject to any limitations set forth in the applicable plan(s) governing the award of such stock options; and
     (d) Any amounts previously earned, accrued or owing to the Executive under this Agreement but not yet paid, including a prorated portion of the Annual Bonus up to the date of termination, any earned but unpaid Base Salary, any outstanding expense reimbursements and any other compensation owed solely based upon the terms of this Agreement (but, for sake of clarity, not including any amounts owed pursuant to the terms of any employee benefit plan, program or agreement of Nabors Delaware, the payment of which shall be subject to the specific terms thereof); and
     (e) Continued participation for the Executive and, if he is married on the date of termination, his spouse to the extent that she was covered at the date of termination in medical, dental and life insurance coverage until the Executive or his spouse receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis) or death of the later of the Executive or his spouse; provided, however, that costs related to such continued participation shall be subject to the Fair Market Value Payment Requirement set forth in Section 8.2(f) below;
     (f) Continued receipt of benefits pursuant to Section 3.2(d), as well as other or additional benefits in accordance with applicable plans or programs of Nabors Delaware in effect at the time of termination, through the later of March 31, 2014 or a period of three (3) years after the date of termination.
     Section 5.3 Termination of Agreement by Company For Cause or by Written Voluntary Resignation of the Executive. In the event the Executive’s employment is terminated on the basis of events described in Section 4.1(c) or Section 4.1(f), subject to the provisions of Section 8.2, Nabors Delaware shall pay or provide, as applicable, to the Executive, within (60) days, upon occurrence of such event (or earlier to the extent required by law or provided below), the following:
     (a) Base Salary through the date of the termination; and

     (b) All restricted stock that has vested on or prior to the date of termination, and all unvested restricted stock that was granted in connection with the annual cash bonus payment shall become immediately and fully vested and transferable to the fullest extent possible at the time of termination, subject to any limitations set forth in the applicable plan(s) governing the award of such restricted stock; and
     (c) Any outstanding stock option of any kind whatsoever vested on or prior to the date of termination, as well as any unvested stock option which was granted in connection with the annual cash bonus payment, shall become immediately and fully vested and transferable to the fullest extent possible at the time of termination without regard to any contingencies or conditions specified therein, for the remainder of the original term of the option (or, if earlier, until 10 years from the date of grant), subject to any limitations set forth in the applicable plan(s) governing the award of such stock options; and
     (d) Any amounts previously earned, accrued or owing to the Executive but not yet paid, including a prorated portion of the Annual Bonus up to the date of termination or resignation for the year in which termination or resignation occurs, any earned but unpaid Base Salary, any outstanding expense reimbursements and any other compensation owed solely based upon the terms of this Agreement (but, for sake of clarity, not including any amounts owed pursuant to the terms of any employee benefit plan, program or agreement of Nabors Delaware, the payment of which shall be subject to the specific terms thereof); and
     (e) Other or additional benefits in accordance with applicable plans of programs of Nabors Delaware in effect at the time of termination.
     Section 5.4 Current Release. In exchange for the consideration received by the Executive pursuant to this Agreement, the Executive on his own behalf, and on behalf of his descendants, ancestors, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and voluntarily and knowingly waives, releases and discharges Nabors Bermuda and Nabors Delaware, and each of their respective parents, predecessors, successors, subsidiaries, and affiliate companies, past and present, as well as their officers, directors , representatives, agents and attorneys from all claims, liabilities, demands and causes of action, asserted or unasserted, fixed or contingent, whether in contract or in tort, relating to or arising from the March 2006 notice to set expiration date by Nabors Bermuda to Executive with respect to the then Amended Employment Agreement (including, but not limited to, any claims related to termination without cause, constructive termination without cause, or change in control as used in said agreement). The parties hereto acknowledge that the Amended Employment Agreement has now been superseded by this Agreement, which is in force and binding on the parties hereto.
     Section 5.5 No Mitigation; No Offset. In the event of any termination of employment under Article IV, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain except as specifically provided in this Article V.
     Section 5.6 Nature of Payments. Any amounts due under this Article 5 are in the nature of severance payments considered to be reasonable by Nabors Delaware and are not in the nature of a penalty. Nabors Bermuda hereby guarantees the payment obligations of Nabors Delaware pursuant to Sections 5.1 through 5.3.
ARTICLE VI
CONFIDENTIAL INFORMATION, NON-COMPETITION, NON-SOLICITATION
     Section 6.1 Confidential Information; Non-Disclosure.
     (a) Company Provided Access to Confidential Information and Company Relationships. In exchange for the Executive’s promises made in this Agreement, the Company promises that it will disclose to the Executive and provide the Executive with access to trade secret, proprietary, and confidential information of the Company (collectively, “Confidential Information”). The Company also shall provide the Executive access to and the opportunity to develop business relationships with the Company’s customers, clients, vendors and business partners with whom the Company has developed goodwill and to which the Executive would not otherwise have access (collectively, “Company Relationships”).
     (b) Value of Confidential Information and Access to Company Relationships; Non-Disclosure. The Executive acknowledges that the business of the Company is highly competitive and that the Confidential Information and opportunity to develop relationships with customers, clients, vendors and business partners promised by the Company are valuable, special, and unique assets of the Company which the Company uses in its business to obtain a competitive advantage over its competitors which do not know or use this information. The Executive further acknowledges that protection of the Confidential Information and Company Relationships against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Accordingly, the Executive hereby agrees that he will not, at any time during employment or for a two-year period after the termination of employment, make any unauthorized disclosure of any Confidential Information or make any use thereof or of the Company Relationships, except for the benefit of, and on behalf of, the Company, except (i) as such disclosure or use may be required or appropriate in connection with his work as an executive of the Company, or (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information; provided, however, that no trade secret or proprietary or confidential information shall be required to be treated as such to the extent such portions of such information are or become generally available to the public other than as a result of a disclosure by the Executive or other Company representative bound by an agreement or duty of confidentiality.

     (c) Third-Party Information. The Executive acknowledges that, as a result of his employment, he will have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, clients, vendors, suppliers, partners, joint venturers, business partners and the like, of the Company. The Executive agrees to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the Confidential Information.
     (d) Return of Documents and Electronic Data. All written or electronic or other data or materials, records and other documents made by, or coming into the possession of, the Executive which contain or disclose the Confidential Information and/or Company Relationships shall be and remain the property of the Company. Upon request, and in any event without request upon termination of the Executive’s employment, for any reason, he promptly shall deliver the same, and all copies, derivatives and extracts thereof, to the Company, or certify the destruction thereof. The Company acknowledges that for convenience of Executive and to maximize his time at the office, Executive may during the course of his employment retain at Company premises certain written or electronic or other data or materials, records or other documents that relate to Executive’s activities described in Sections 2.3(i), 2.3(ii) or 2.3(iii). To the extent such material is located at Company premises, Company recognizes it shall be treated as confidential and recognize Executive’s expectation and right of privacy, and right to access or remove such material at any time without any interference, subject to applicable law. In the event Company becomes under control or possession of any such material, it will promptly notify Executive immediately and deliver same and any and all copies or extracts thereof.
     (e) Breach of this Article. The Executive understands and agrees that the restrictions in this Section 6.1 do not terminate when the Executive’s employment under this Agreement terminates. The Executive acknowledges that money damages would not be sufficient remedy for any breach of this Section 6.1 by the Executive, and the Company shall be entitled to enforce the provisions of this Section 6.1 through specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 6.1, but shall be in addition to all remedies available at law or in equity to the Company.
     Section 6.2 Non-Competition; Non-Solicitation.
     (a) The restrictive covenants contained in this Section 6.2 are supported by consideration to the Executive from Nabors Bermuda and Nabors Delaware as specified in this Agreement, including, but not limited to, the consideration provided in Section 5.1(a), 5.2(a) and 6.1 of this Agreement. In exchange for the consideration specified herein and as a material incentive for Nabors Bermuda and Nabors Delaware to enter into this Agreement, and to enforce the Executive’s obligations under Section 6.1 hereof, the Executive hereby agrees that, in the event his employment is terminated pursuant to

Sections 4.1(c), (d), (e) or (f), unless such termination arises in connection with a Change in Control, he will not for the period commencing on the date of termination of his employment and continuing until the expiration of two (2) years (the “Non-Competition Period”), directly or indirectly, for himself or for others, anywhere in the world, engage, directly or indirectly, in any activity, work, business, or investment related to the Business, including any attempted or actual activity as a principal, investor, employee, officer, director, shareholder, consultant, independent contractor, partner, joint venturer, manager, representative, agent, or broker in the Business; provided, however, that the Executive’s investment interest of less than five percent (5%) in any publicly-traded company shall in all events be permitted.
The foregoing shall not prohibit: (x) the Executive from owning investments of less than 5% in stock, bonds or other securities of any entity that is engaged in the Business, provided such investment is passive and the Executive does not exercise control over the day to day management of such business; (y) the Executive from working for or providing services to an investment fund or other investment entity with ownership interests in a company that is engaged in the Business, provided the Executive is not actively involved in the management of the competing company; or (z) the Executive’s continued participation in those activities in which he is engaged on the date hereof or on the date of termination of his employment and which have been disclosed to Nabors Bermuda or Nabors Delaware and which have been approved in writing by the Nabors Bermuda Board or Nabors Delaware Board.
     (b) During the Non-Competition Period, the Executive shall not, on his own behalf or on behalf of any other person, partnership, entity, association, or corporation, solicit or hire any current or former employee of the Company or in any other manner attempt directly or indirectly to influence, induce, or encourage any employee of the Company to leave the employment of the Company, nor shall the Executive use or disclose to any person, partnership, entity, association, or corporation any information concerning the names, addresses or personal telephone numbers of any employees of the Company.
     (c) The Executive understands that the foregoing restrictions may limit his ability to engage in a business similar to the business of Nabors Bermuda and Nabors Delaware for the Non-Competition Period, but acknowledges that he will receive sufficient monetary and other consideration from the Company hereunder to justify such restriction. The Executive acknowledges that money damages would not be sufficient remedy for any breach of this Section 6.2 by the Executive, and that the Company shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 6.2, but shall be in addition to all remedies available at law or in equity to the Company.
     (d) It is expressly understood and agreed that Nabors Bermuda, Nabors Delaware and the Executive consider the restrictions contained in this Section 6.2 to be reasonable and necessary for the purposes of preserving and protecting the Confidential

Information, Company Relationships, goodwill, and legitimate business and economic interests of Nabors Bermuda and Nabors Delaware. Nevertheless, if any of the aforesaid restrictions is found by a court having jurisdiction to be unreasonable, over broad as to geographic area, time, scope of activity restrained, or otherwise unenforceable, the Parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.
ARTICLE VII
INDEMNIFICATION
     Section 7.1 Indemnification.
     (a) Defined Terms. For purposes of Article VII, the following terms shall have the meaning given here:
     (i) “Corporate Status” shall mean the status of a person who is or was a director, officer or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, executive benefit plan or other enterprise which such person is or was serving at the express written request of the Company.
     (ii) “Disinterested Director” shall mean a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by the Executive.
     (iii) “Enterprise” shall mean Nabors Bermuda, Nabors Delaware and any other corporation, partnership, joint venture, trust, benefit plan or other enterprise which the Executive is or was serving as a director, officer or fiduciary at the express written request of the Company.
     (iv) “Expenses” shall include all reasonable attorneys’ fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, appealing, settling, investigating or being or preparing to be a witness in a Proceeding.
     (v) “Good Faith” shall mean the Executive’s having acted in good faith and in a manner the Executive reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal Proceeding, having had no reasonable cause to believe his conduct was unlawful.
     (vi) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporate law and neither presently is, and has not in the past five (5) years has been, retained to represent: (i) the Company or the Executive in any matter for either party, or (ii) any other party to the

Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Executive in an action to determine the Executive’s rights under this Agreement.
     (vii) “Proceeding” includes any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other actual, threatened or completed proceeding, whether civil, criminal, administrative or investigative, other than one initiated by or on behalf of the Executive.
     (b) In General. In connection with any Proceeding, the Company shall indemnify and advance Expenses, judgments, penalties, fines and amounts paid in settlement or actually and reasonably incurred by the Executive or on the Executive’s behalf in connection with such Proceeding or any claim, issue or matter therein if the Executive acted in Good Faith to the Executive as provided in this Agreement to the fullest extent permitted by applicable law in effect on the Effective Date and to such greater extent as applicable law may thereafter from time to time permit.
     (c) Proceedings Other Than Proceedings by or in the Right of Company. If, by reason of the Executive’s Corporate Status (or any action or inaction by Executive in connection therewith at any time before, during or after the term hereof), the Executive is or is threatened to be made a party to any Proceeding other than a Proceeding by or in the right of the Company, the Company shall indemnify the Executive against Expenses, judgments, penalties, fines and amounts paid in settlement or actually and reasonably incurred by the Executive or on the Executive’s behalf in connection with such Proceeding or any claim, issue or matter therein if the Executive acted in Good Faith.
     (d) Proceedings by or in the Right of Company. If, by reason of the Executive’s Corporate Status (or any action or inaction by Executive in connection therewith at any time before, during or after the term hereof), the Executive is, or is threatened to be made a party to any Proceeding brought by or in the right of the Company to procure a judgment in its favor, the Executive shall be indemnified against Expenses, judgments, penalties, fines and amounts paid in settlement or actually and reasonably incurred by the Executive or on the Executive’s behalf in connection with such Proceeding or any claim, issue or matter therein if the Executive acted in Good Faith. Notwithstanding the foregoing, no such indemnification shall be made in respect of any claim, issue or matter in such Proceeding as to which the Executive shall have been adjudged to be liable to the Company if applicable law prohibits such indemnification; provided, however, that if applicable law so permits, indemnification shall nevertheless be made by the Company in such event if and only to the extent that a court of competent jurisdiction shall determine.
     (e) Indemnification of a Party who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, to the extent that the Executive is, by reason of the Executive’s Corporate Status (or any action or inaction by Executive in connection therewith at any time before, during or after the term hereof), a party to and is successful on the merits or otherwise, as to one or more but less than all claims, issues or matters in any Proceeding the Company shall indemnify the Executive against all Expenses, judgments, penalties, fines and amounts paid in settlement or actually and reasonably incurred by the Executive or on the Executive’s behalf in connection with each successfully resolved claim, issue or matter, except as permitted by law. For purposes of this Section 7.1(e) and without limitation, the termination of any claim, issue or matter, in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter, so long as there has been no finding (either adjudicated or pursuant to Section 7.3) that the Executive did not act in Good Faith.
     (f) Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that the Executive is, by reason of the Executive’s Corporate Status, a witness in any Proceeding, the Executive shall be indemnified against all Expenses actually and reasonably incurred by the Executive or on the Executive’s behalf in connection therewith.
     (g) Successors. The indemnification and advancement of expenses provided by, or granted pursuant to, this Agreement shall continue as to the Executive and shall inure to the benefit of the heirs, executors and administrators of the Executive.
     Section 7.2 Advancement of Expenses. Notwithstanding any provision to the contrary in this Agreement, the Company shall advance all reasonable Expenses, which, by reason of the Executive’s Corporate Status (or any action or inaction by Executive in connection therewith at any time before, during or after the term hereof), were incurred by or on behalf of the Executive in connection with any Proceeding, within twenty (20) days after the receipt by the Company of a statement or statements from the Executive requesting such advance or advances, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by the Executive and shall include or be preceded or accompanied by an undertaking by or on behalf of the Executive to repay any Expenses if it shall ultimately be determined that the Executive is not entitled to be indemnified against such Expenses. Any advance and undertakings to repay pursuant to this Section 7.2 shall be unsecured and interest-free. All advances requested hereunder shall be timely paid as specified herein unless and until there is a final determination pursuant to the provisions of Section 7.3 that the Executive is not entitled to indemnification hereunder.
     Section 7.3 Procedures for Determination of Entitlement to Indemnification.
     (a) Initial Request. To obtain indemnification under this Agreement, the Executive shall submit to Nabors Bermuda and Nabors Delaware a written request, including therein or therewith such documentation and information as is reasonably available to the Executive and which is reasonably necessary to determine whether and to what extent the Executive is entitled to indemnification. The Secretary of Nabors

Bermuda shall promptly advise the Nabors Bermuda Board in writing that the Executive has requested indemnification.
     (b) Method of Determination. If required by applicable law, a determination with respect to the Executive’s entitlement to indemnification shall be made as follows:
     (i) if a Change in Control has occurred, unless the Executive shall request in writing that such determination be made in accordance with Section 7.3(b)(ii), the determination shall be made by Independent Counsel in a written opinion to the Nabors Bermuda Board, a copy of which shall be delivered to the Executive;
     (ii) if a Change in Control has not occurred, the determination shall be made by the Nabors Bermuda Board by a majority vote of a quorum consisting of Disinterested Directors. In the event that a quorum of the Nabors Bermuda Board consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, the determination shall be made by Independent Counsel in a written opinion to the Nabors Bermuda Board, a copy of which shall be delivered to the Executive.
     (c) Selection; Payment and Discharge of Independent Counsel. In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 7.3(b) of this Agreement, the Independent Counsel shall be selected, paid and discharged in the following manner:
     (i) If a Change in Control has not occurred, the Independent Counsel shall be selected by the Nabors Bermuda Board and Nabors Bermuda shall give written notice to the Executive advising the Executive of the identity of the Independent Counsel so selected, subject to the reasonable consent of the Executive.
     (ii) If a Change in Control has occurred, the Independent Counsel shall be selected by the Executive (unless the Executive shall request that such selection be made by the Nabors Bermuda Board, in which event clause (i) of this Section 7.3(c) shall apply), and the Executive shall give written notice to Nabors Bermuda advising it of the identity of the Independent Counsel so selected.
     (iii) Following the initial selection described in clauses (i) and (ii) of this Section 7.3(c), the Executive or Nabors Bermuda, as the case may be, may, within seven (7) days after such written notice of selection has been given, deliver to the other party a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is made, the Independent Counsel so selected may not serve as

Independent Counsel unless and until a court has determined that such objection is without merit.
     (iv) Either Nabors Bermuda or the Executive may petition the Court of Chancery of the State of Delaware or other court of competent jurisdiction if the parties have been unable to agree on the selection of Independent Counsel within twenty (20) days after submission by the Executive of a written request for indemnification pursuant to Section 7.3(a) of this Agreement. Such petition may request a determination whether an objection to the party’s selection is without merit and/or seek the appointment as Independent Counsel of a person selected by the Court shall designate. A person so appointed shall act as Independent Counsel under Section 7.3(b) of this Agreement.
     (v) Nabors Bermuda shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to this Agreement, and Nabors Bermuda shall pay all reasonable fees and expenses incident to the procedures of this Section 7.3(c), regardless of the manner in which such Independent Counsel was selected or appointed.
     (vi) Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 7.5(b) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).
     (d) Cooperation. The Executive shall cooperate with the person, persons or entity making the determination with respect to the Executive’s entitlement to indemnification under this Agreement, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Executive and reasonably necessary to, such determination. Any costs or expenses (including attorneys’ fees and disbursements) incurred by the Executive in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to the Executive’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold the Executive harmless therefrom.
     (e) Payment. If it is determined that the Executive is entitled to indemnification, payment to the Executive shall be made within ten (10) days after such determination.
     Section 7.4 Presumption and Effect of Certain Proceedings.
     (a) Burden of Proof. In making a determination with respect to entitlement of indemnification hereunder, the person or persons or entity making such determination shall presume that the Executive is entitled to indemnification under this Agreement if the Executive has submitted a request for indemnification in accordance with Section 7.3(a) of this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making of any person, persons or entity of any determination contrary to that presumption.
     (b) Effect of Other Proceedings. The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of the Executive to indemnification or create a presumption that the Executive did not act in Good Faith.
     (c) Reliance as Safe Harbor. For purposes of any determination of Good Faith, the Executive shall be deemed to have acted in Good Faith if the Executive’s action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to the Executive by the officers of the Enterprise in the course of their duties, or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise. The provisions of this Section 7.4(c) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Executive may be deemed to have met the applicable standard of conduct set forth in this Agreement.
     (d) Actions of Others. The knowledge and/or actions, or failure to act, of any director, officer, agent or the Executive of the Enterprise shall not be imputed to the Executive for purposes of determining the right to indemnification under this Agreement.
     Section 7.5 Remedies of the Executive.
     (a) Application. This Section 7.5 shall apply in the event of a dispute. For purposes of this Section, “Dispute” shall mean any of the following events:
     (i) a determination is made pursuant to Section 7.3 of this Agreement that the Executive is not entitled to indemnification under this Agreement;
     (ii) advancement of Expenses is not timely made pursuant to Section 7.2 of this Agreement;
     (iii) the determination of entitlement to be made pursuant to Section 7.3(b) of this Agreement has not been made within ninety (90) days after receipt by Nabors Bermuda of the request for indemnification;
     (iv) payment of indemnification is not made pursuant to Section 7.1(f) of this Agreement within ten (10) days after receipt by Nabors Bermuda of a written request therefor; or

     (v) payment of indemnification is not made within ten (10) days after a determination has been made that the Executive is entitled to indemnification or such determination is deemed to have been made pursuant to Section 7.3 of this Agreement.
     (b) Adjudication. In the event of a Dispute, the Executive shall be entitled to adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of the Executive’s entitlement to such indemnification or advancement of Expenses. Alternatively, the Executive at the Executive’s option may seek an award in arbitration to be conducted by a three person arbitration panel pursuant to the rules then obtaining of the American Arbitration Association. The Executive shall commence such proceeding seeking adjudication or an award in arbitration within one hundred eighty (180) days following the date on which the Executive first has the right to commence such proceeding pursuant to this Section 7.5(b). Nabors Bermuda shall not oppose the Executive’s right to seek any such adjudication or award in arbitration
     (c) De Novo Review. In the event that a determination shall have been made pursuant to Section 7.3 of this Agreement that the Executive is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 7.5 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and the Executive shall not be prejudiced by reason of that adverse determination. In any such proceeding or arbitration, the Company shall have the burden of proving that the Executive is not entitled to indemnification or advancement of Expenses, as the case may be.
     (d) Nabors Bound. If a determination shall have been made or deemed to have been made pursuant to Section 7.3 of this Agreement that the Executive is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration absent (i) a misstatement by the Executive of a material fact, or a failure to disclose facts which would make the Executive’s statement not materially misleading, in connection with the request for indemnification or (ii) a prohibition of such indemnification under applicable law.
     (e) Procedures Valid. The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 7.5 that the procedures and presumptions of Sections 7.3 and 7.4 are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrators that the Company is bound by all the provisions of this Agreement.
     (f) Expenses of Adjudication. In the event that the Executive, pursuant to this Section 7.5, seeks a judicial adjudication of or an award in arbitration to enforce the Executive’s rights under, or to recover damages for breach of, this Agreement, the Executive shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses actually and reasonably incurred by the Executive in such adjudication or arbitration, but only if and to the extent that the Executive prevails therein.

     Section 7.6 Non-Exclusivity; Subrogation.
     (a) Non-Exclusivity. The rights of the Executive to be indemnified and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which the Executive may at any time be entitled under applicable law, the Certificate of Incorporation, the By-Laws, any agreement, a vote of stockholders, a resolution of directors or otherwise. No amendment, alteration, rescission or replacement of this Agreement or any provision hereof shall be effective as to the Executive with respect to any action taken or omitted by such the Executive in the Executive’s Corporate Status prior to such amendment, alteration, rescission or replacement.
     (b) Subrogation. In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Executive, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.
     (c) No Duplicative Payment. Neither Nabors Bermuda nor Nabors Delaware shall be liable under this Article VII to make any payment of amounts otherwise actually received by the Executive under any insurance policy, contract, agreement or otherwise.
ARTICLE VIII
MISCELLANEOUS
     Section 8.1 Director and Officer Insurance. Nabors Bermuda and Nabors Delaware agree to continue and maintain a directors and officers’ liability insurance policy covering the Executive to the extent Nabors Bermuda and Nabors Delaware provide such coverage for their other executive officers.
     Section 8.2 Application of Section 409A of the Code.
     (a) General. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to the Executive. This Agreement shall be construed, administered, and governed in a manner consistent with this intent and the following provisions of this Section 8.2 shall, with respect to timing of payments owed under this Agreement, control over any contrary provisions of the Agreement. Nothing in this Section 8.2 shall reduce or diminish the amounts otherwise owed under this Agreement.
     (b) Delayed Payment Restriction. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein or pursuant to any other agreement or plan of the Company to which the Executive is entitled to any payment or benefit would be subject to additional taxes and interest under Section 409A of the Code if the Executive’s receipt of such payment or benefit is not delayed until the Section 409A Payment Date, then such payment or benefit shall not be provided to the Executive (or the Executive’s estate, if applicable) until the Section 409A Payment Date (and, at that time, the Executive shall also receive interest thereon from the date such payment or benefit would have been provided in the absence of this paragraph until the date of receipt of such payment or benefit at the short term applicable federal rate as in effect as of the termination date). The payment and benefit delay requirement described in this paragraph (the “Delayed Payment Restriction”) shall not apply to any payment or benefit otherwise described in the first sentence of this paragraph if another provision of this Agreement is intended to cause the Executive’s receipt of such payment or benefit to satisfy the requirements of Section 409A(a)(2)(B)(i) of the Code. For purposes of this Agreement, “Section 409A Payment Date” shall mean the earlier of (1) the date of the Executive’s death or (2) the date which is six months after the date of termination of the Executive’s employment with the Company.
     (c) Separation from Service. Amounts payable hereunder upon the Executive’s termination or severance of employment with the Company that constitute deferred compensation under Section 409A of the Code shall be paid upon the Executive’s “separation from service” within the meaning of Section 409A of the Code.
     (d) Separate Payments and Benefits. Any rights to payments and benefits under this Agreement shall be treated as rights to separate payments for purposes of Section 409A of the Code.
     (e) Reimbursements and In-Kind Benefits. All reimbursements and in-kind benefits provided under this Agreement that constitute nonqualified deferred compensation under Section 409A of the Code, including, without limitation, continued medical, dental and life coverages, indemnification rights (but only to the extent such rights exceed the indemnification rights that are exempt from Section 409A of the Code), Company advance of any non-indemnifiable expenses, Company-paid Independent Counsel, expenses of adjudication of indemnification and reimbursement rights disputes, and expenses for resolution of Disputes shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirements that:
(i)	any reimbursement for expenses incurred or provision of in-kind benefits is during the lifetime of the Executive and/or the lifetime of the Executive’s spouse, if applicable or such shorter period of time as is provided with respect to each particular right to reimbursement in-kind benefits pursuant to the preceding provisions of this Agreement;

(ii)	the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year (except as otherwise permitted under the regulations promulgated pursuant to Section 409A of the Code for reimbursement arrangements that are subject to Section 105(b) of the Code (relating to medical care reimbursements));

(iii)	the reimbursement of an eligible expense will be made on or before the last day of the next full calendar year following the year in which the expense is incurred; and

(iv)	the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
With respect to any rights to reimbursements or in-kind benefits that are triggered by the Executive’s separation from service and are subject to Section 409A of the Code, except any in-kind benefits to which the Fair Market Value Payment Requirement applies, such reimbursements or in-kind benefits shall also be subject to the Delayed Payment Restriction to the extent applicable under Section 8.2(b).
(f) Fair Market Value Payment Requirement. To the extent that any benefits required to be continued pursuant to Section 5.2(e) that are provided to the Executive and his spouse during the first six months following the Executive’s termination of employment have an aggregate value in excess of the applicable dollar amount under Section 402(g)(1)(B) of the Code for the year in which such termination occurs, the Executive shall pay to the Company, at the time such benefits are provided, the fair market value of such benefits (such payment obligation of the Executive, the “Fair Market Value Payment Requirement”) and the Company shall reimburse the Executive (with interest thereon at the short term applicable federal rate in effect as of the termination date) for any such payment(s) not later than the fifth day following the expiration of such six month period.
(g) Period of Payment. In the event that a payment under this Agreement is due within a period of time following a stated event, the Executive shall not be permitted, directly or indirectly, to designate the taxable year of payment.
(h) Restricted Stock Dividends. Notwithstanding anything to the contrary in any agreement relating to awards of restricted Stock, any dividends relating to shares of restricted Stock that are subject to vesting requirements shall be paid by the 15th day of the third month following the date that the right to such dividends vests.

(i) References to Section 409A. References in this Agreement to Section 409A of the Code include both that section of the Code itself and any regulations and authoritative guidance promulgated thereunder.
     Section 8.3 Section 457A of the Code. Notwithstanding that both Nabors Delaware and Nabors Bermuda are parties to this Agreement, certain portions of the Executive’s compensation provided under this Agreement, as specifically identified within the provisions of this Agreement (including, without limitation, all compensation that may be provided pursuant to Article V of this Agreement) (the “Nabors Delaware Compensation”), are solely provided by Nabors Delaware as compensation for the Executive’s services to Nabors Delaware, with the intent that Nabors Delaware be the sole “sponsor” of such compensation within the meaning of Section 457A of the Code and the authoritative guidance promulgated thereunder. The Nabors Delaware Compensation shall be solely the obligation of Nabors Delaware and Nabors Bermuda shall not be obligated to provide, nor shall it be the guarantor of or otherwise responsible for, any of the Nabors Delaware Compensation. Further, notwithstanding anything to the contrary in Section 3.1(b)(iii), Section 3.2(a) or Section 3.2(d)(i), any compensation that would potentially be subject to Section 457A of the Code were such compensation to be provided by Nabors Bermuda or any entity that is a nonqualified entity within the meaning of Section 457A of the Code shall be provided solely by Nabors Delaware and, if necessary to support an allocation of such compensation to Nabors Delaware for U.S. federal income tax principles, Nabors Bermuda shall be allocated and become obligated to provide a portion of compensation otherwise payable by Nabors Delaware under this Agreement that does not constitute nonqualified deferred compensation within the meaning of Section 457A of the Code, which has a value equal to the value of the benefit that Nabors Bermuda would otherwise have provided. Nabors Delaware and Nabors Bermuda shall cooperate to conform the allocation for tax purposes of the compensation payable pursuant to this Agreement to the intent described in this Section 8.3.
     Section 8.4 Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive), and assigns. No rights or obligations of Nabors Bermuda or Nabors Delaware under this Agreement may be assigned or transferred by Nabors Bermuda or Nabors Delaware except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which Nabors Bermuda and/or Nabors Delaware, as applicable, is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of Nabors Bermuda or Nabors Delaware, provided that the assignee or transferee is the successor to all or substantially all of the assets of Nabors Bermuda or Nabors Delaware, as applicable, and such assignee or transferee assumes the liabilities, obligations and duties of Nabors Bermuda and Nabors Delaware, as contained in this Agreement, by written contract. Nabors Bermuda and Nabors Delaware each further agree that, in the event of a sale of assets or liquidation as described in the preceding sentence, they shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of each of Nabors Bermuda and Nabors Delaware hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits.
     Section 8.5 Representation. Each of Nabors Bermuda and Nabors Delaware represent and warrant that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it or and any other person, firm or organization. The Executive represents that no agreement between him and any other person, firm or organization would be violated by the performance of his obligations under this Agreement.
     Section 8.6 Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto. This Agreement hereby amends and replaces the Amended Employment Agreement.
     Section 8.7 Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of each of Nabors Bermuda and Nabors Delaware. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of each of Nabors Bermuda and Nabors Delaware, as the case may be.
     Section 8.8 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
     Section 8.9 Survivorship. The respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement pursuant to their terms.
     Section 8.10 Beneficiaries/References. The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
     Section 8.11 Governing Law/Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Delaware without reference to principles of conflict of laws.
     Section 8.12 Resolution of Disputes. Any disputes arising under or in connection with this Agreement (including any action by the Executive to enforce compliance or specific performance with respect to this Agreement) shall at the election of the Executive or the Company, be resolved by binding arbitration, to be held in New York, New York in accordance with the rules and procedures of the American Arbitration Association before three arbitrators. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Nothing herein shall preclude either party from seeking provisional remedies in aid of arbitration, such as a temporary restraining order or preliminary injunction, from a court of competent jurisdiction. Costs of the arbitration or litigation, including, without limitation, reasonable attorneys’ fees of both Parties, shall be borne equally by the Company and the Executive. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts due the Executive under this Agreement consistent with past practice and all benefits to which the Executive is entitled at the time the dispute arises.
     Section 8.13 Notices. Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:
     If to Nabors Bermuda:
Nabors Industries Ltd.
P.O. Box HM3349
Hamilton, HMPX
Bermuda
Attention: President
     If to Nabors Delaware:
Nabors Industries, Inc.
515 West Greens Road, Suite 1200
Houston, Texas 77067
Attention: President
     If to the Executive:
Mr. Eugene M. Isenberg
c/o Executive’s current home address
as reflected in Executive’s personnel file
     Section 8.14 Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
     Section 8.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
     Section 8.16 Withholding of Taxes and Other Items. The Company may withhold from any compensation or benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.
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     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

NABORS INDUSTRIES LTD.
By:	/s/ Martin J. Whitman

NABORS INDUSTRIES, INC.
By:	/s/ Laura W. Doerre
Its: Secretary

EXECUTIVE
/s/ Eugene M. Isenberg
Eugene M. Isenberg